Exhibit 10.32

2009 DEFERRED CASH EXECUTIVE RETENTION AWARD PLAN

Effective as of January 1, 2009

2009 DEFERRED CASH EXECUTIVE RETENTION AWARD PLAN

Purpose

Citigroup Inc. (the “Company”) adopted the Deferred Cash Retention Award Plan, effective as of January 1, 2008 (the “Plan”). The Plan is hereby amended and restated, effective as of January 1, 2009, and has been renamed the “2009 Deferred Cash Executive Retention Award Plan”. The purpose of the Plan is to provide certain key executives with cash retention awards under the terms and conditions described in the Plan.

ARTICLE I

DEFINITIONS

As used herein, the following terms have the meanings set forth below.

“Accelerated Vesting Event” means (i) a Participant’s Disability, (ii) a Participant’s death, or (iii) a transaction that is considered a Change in Control occurs with respect to a Participant’s employer.

“Account” means a bookkeeping account maintained on the books and records of the Company to record the Award earned by a Participant in respect of one Fiscal Year, and the Return thereon, all in accordance with the Plan. Each Participant will have a separate Account in respect of each Fiscal Year for which an Award is earned by him or her under the Plan. An Account is established only for purposes of measuring a benefit accrued under the Plan and not to segregate assets or to identify assets that may be used to make payments hereunder.

“Account Balance” means the amount reflected on the books and records of the Company as the value of a Participant’s Account at any date of determination, as determined in accordance with the Plan.

“Affiliate” means any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

“Award” means, as to any Fiscal Year, the amount credited to a Participant’s Account in respect of such Fiscal Year as described in Section 2.01.

“Award Date” means the date in a Fiscal Year in which incentive and retention compensation is awarded to Eligible Executives in respect of the prior Fiscal Year.

“Change in Control” means a transaction described in Section 409A(a)(2)(A)(v) of the Code and the Treasury Regulations promulgated thereunder as in effect from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Personnel and Compensation Committee of the Board of Directors of the Company.

“Disability” means a determination by the U.S. Social Security Administration that the Participant is entitled to long-term U.S. Social Security disability benefits; provided that the Participant has provided to the Company appropriate documentation to such effect.

“Eligible Executive” means any executive employed by the Company or an Affiliate who is a member of the Citigroup Senior Leadership Committee, or any successor committee, on the Award Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fiscal Year” means the accounting fiscal year of the Company.

“Investment Option” means the notional investment(s) made available under the Plan from time to time to measure the gain and loss on the Participants’ Accounts determined in accordance with Section 3.02; provided, however, that unless the Committee determines otherwise, the Investment Option offered under the Plan shall be the 90-day, U.S. dollar-based London Interbank Offered Rate (or LIBOR), compounded on a monthly basis.

“Participant” means an executive in respect of whom one or more Accounts are maintained under the Plan.

“Return” has the meaning set forth in Section 3.02(a).

“Section 409A” means Section 409A of the Code and the Treasury Regulations promulgated thereunder as in effect from time to time.

“Sub Plans” shall have the meaning ascribed thereto in Section 7.03.

“Vesting Date” has the meaning set forth in Section 3.03.

ARTICLE II

AWARDS

Section 2.01 Awards. For each Fiscal Year, the Committee shall, consistent with the terms of the Plan, determine (i) which Eligible Executives shall participate in the Plan and (ii) the amount of, and the terms and conditions applicable to, the Award granted to each Eligible Executive selected for an Award in respect of such Fiscal Year.

ARTICLE III

ACCOUNTS

Section 3.01 Maintenance of Accounts and Crediting of Awards.

(a) The Company will maintain an Account for each Participant in respect of each Fiscal Year for which the Participant is granted an Award in accordance with Section 2.01.

Each Account will be credited on the applicable Award Date with the amount of the Participant’s Award in respect of the Fiscal Year, and shall be thereafter adjusted to reflect notional gains and losses pursuant to Section 3.02.

Section 3.02 Notional Investment of Account Balances.

(a) Awards will be credited with a return (positive or negative) (the “Return”) on a monthly basis, or such other schedule as the Committee shall determine in its sole discretion, to reflect the equivalent of the earnings and losses that a Participant’s Account would have experienced had such amounts actually been invested in the Investment Option.

(b) The Committee shall identify the Investment Option periodically made available for the notional investment of Accounts, and shall periodically communicate the available Investment Option to Participants. The Committee may alter, modify, eliminate or replace an Investment Option and, if it does so, it may provide affected Participants a different and/or modified Investment Option in place of the Investment Option being altered, modified, eliminated or replaced.

(c) Unless the Committee determines otherwise, each Account will be deemed invested in the Investment Option from the first day of the month following applicable Award Date through the end of the month of the earlier of (i) the month in which the applicable Vesting Date occurs, in the case of payment pursuant to Section 4.01, or (ii) the month in which an Accelerated Vesting Event occurs, in the case of payment pursuant to Section 5.02(a). Accelerated Vesting Events shall in all instances be subject to the provisions of Section 8.09 hereof.

(d) Each Account shall be adjusted periodically to reflect the equivalent of the earnings, gains and losses that the Account would have experienced had the Account actually been invested in the Investment Option.

Section 3.03 Vesting. Subject to Article V, twenty-five percent (25%) of a Participant’s Award and the Return thereon will vest on January 20, 2010, January 20, 2011, January 20, 2012 and January 20, 2013 (each, a “Vesting Date”).

ARTICLE IV

PAYMENTS

Section 4.01 Payments Generally. Subject to Article V and Section 8.09 hereof, the vested portion of a Participant’s Account Balance will be paid to the Participant in a single sum on the applicable Vesting Date or as soon as practicable thereafter (but not later than March 15 th of the calendar year following the calendar year in which the applicable Vesting Date occurs).

Section 4.02 No Withdrawals or Loans. Prior to payment as provided for herein, a Participant will have no rights under the Plan to make withdrawals from his or her Accounts for any reason. In no event will a Participant be entitled to receive loans from the Company based upon the balance in his or her Accounts.

Section 4.03 Taxes and Withholding. As a condition to any payment pursuant to the Plan, the Company may require a Participant to pay such sum to the Company as may be necessary to discharge the Company’s obligations with respect to any taxes, assessments or other governmental charges, whether of the United States or any other jurisdiction, imposed on the Participant on account of his or her participation in the Plan. In the discretion of the Company, the Company may deduct or withhold such sum from any payment or distribution to the Participant, whether pursuant to the Plan or otherwise.

Section 4.04 Payment in Discharge of the Company’s Obligations. Any payment made to a Participant or his or her beneficiary pursuant to the terms of the Plan shall (i) reduce the Participant’s Account Balance in respect of the Award in which such payment is made and (ii) constitute a complete discharge of the obligations of the Company with respect thereto.

Section 4.05 Currency and Foreign Exchange Rates. All payments under the Plan will be made in cash in U.S. dollars to Participants who reside within the United States at the time such payments are made. With respect to Participants who reside outside the United States, unless the Committee determines otherwise, all payments under the Plan will be made in cash in the local currency of the country in which the Participant resides at the time such payments are made and such payments shall be made in accordance with the foreign currency exchange rate in effect at the time of payment as determined by the Company. Participants will have no right to any other form of payment.

ARTICLE V

TERMINATION OF EMPLOYMENT; LEAVE OF ABSENCE

Section 5.01 Generally. Subject to this Article V, upon termination of a Participant’s employment with the Company, such Participant’s unvested Account Balance shall be forfeited without any payment to the Participant in respect thereof.

Section 5.02 Termination and Leave of Absence Under Special Circumstances. Notwithstanding Section 5.01 and subject to Section 8.09:

(a) If, with respect to a Participant, there occurs an Accelerated Vesting Event, the Participant’s unvested Account Balance shall vest and shall be paid to such Participant or his or her estate, as applicable, in a single sum on the date of the Accelerated Vested Event or as soon as is administratively practicable thereafter (but not later than March 15th of the calendar year following the calendar year in which the Accelerating Vesting Event occurs).

(b) A Participant who incurs a leave of absence (i) with respect to which the Participant has reemployment rights guaranteed by statute (e.g., a family or medical leave pursuant to the Family and Medical Leave Act of 1993 or military leave) or (ii) with respect to which the Participant does not have such reemployment rights, but which leave of absence was approved by the Company and as to which there is a reasonable expectation that the Participant will return to perform services for the Company, shall be considered for purposes of Articles III, IV and V to be continuously employed with the Company during the period of such leave.

(c) A Participant whose employment is transferred to an Affiliate shall be considered for purposes of Articles III, IV and V to be continuously employed with the Company during the period of employment with such Affiliate. If the Participant’s employment with such Affiliate or the Company terminates following such transfer, he or she will be subject to all applicable provisions of this Article V.

Section 5.03 Nontransferability. Except as provided in Section 8.04, no Participant nor any creditor or beneficiary of any Participant shall have the right to subject an amount payable under this Plan or under any other plan, policy, arrangement or agreement of or with the Company or any Affiliate (this Plan and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment during the Participant’s lifetime. In the event of a Participant’s death, his or her unpaid Account Balances will be paid to the Participant’s estate in accordance with Section 5.02(a).

ARTICLE VI

ADMINISTRATION

Section 6.01 Plan Administration. The Plan shall be administered by the Committee. The Committee shall have discretionary authority to interpret the Plan, to make all legal and factual determinations, and to determine all questions arising in the administration of the Plan, including, without limitation, the reconciliation of any inconsistent provisions, the resolution of ambiguities, the correction of any defects, and the supplying of omissions. The Committee may accelerate or defer the vesting or payment of Awards, cancel or modify outstanding Awards, and waive any conditions or restrictions imposed with respect to Awards, subject to the limitations contained in Section 7.01 and Section 8.09. Each interpretation, determination or other action made or taken pursuant to the Plan by the Committee shall be final and binding on all persons, subject to the provisions of Section 8.07 hereof concerning arbitration. To the extent permitted by applicable law, the Committee may at any time delegate to one or more officers of the Company some or all of its authority over the administration of the Plan.

Section 6.02 Indemnification. The Committee and each of its delegates shall not be liable to any Participant for any action or determination. The members of the Committee and each of its delegates shall be indemnified by the Company to the maximum extent allowed by the law of the state in which the Company is incorporated against any liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ fees) incurred by him or her as a result of actions taken or not taken in connection with the Plan. Such right of indemnification shall be in addition to any other contractual or statutory right of indemnification which the members of the Committee and each of its delegates otherwise may have against the Company in accordance with the Company’s by-laws, certificate of incorporation or otherwise.

ARTICLE VII

AMENDMENT AND TERMINATION

Section 7.01 Right to Amend or Terminate the Plan. The Committee may alter, amend, modify, suspend or terminate the Plan at any time in its sole discretion, provided that no such alteration, amendment, modification, suspension or termination shall cause an Award or any portion of an Account or the Plan to become subject to (if not already subject to), or violate, Section 409A. No further Awards will be made after the effective date of termination of the Plan. Following such termination, payment in respect of each Participant’s Accounts will be made as provided in Section 7.02. Without limiting the foregoing, the Company shall have the authority (but shall not be obligated) to make alterations, amendments or modifications to the Plan at any time in its sole discretion that are non-material or that are necessary to comply with changes in applicable legal, tax, accounting or other regulatory requirements applicable to the Plan or the Awards, in each case as reasonably determined by the Company. To the extent the Committee or the Company deems it necessary or appropriate to modify or amend an Award or the Plan pursuant to this Section 7.01, the Participants shall receive a supplemental communication describing such changes. For the avoidance of doubt, no action permitted to be taken by the Committee or the Company, as applicable, pursuant to this Section 7.01 shall require the consent of any Participant.

Section 7.02 Action Following Termination of the Plan. Upon termination of the Plan, the Committee may take such action with respect to each Participant’s Accounts as it reasonably determines is necessary or desirable. No termination of the Plan will give rise to a claim of constructive termination of employment by any Participant.

Section 7.03 Sub Plans. The Company may, in its sole discretion, create separate sub-plans (“Sub Plans”) under the Plan, which shall provide for participation in the Plan by Eligible Executives employed outside of the United States. Each Sub Plan shall comply with local laws applicable to retention plans. The Plan shall be a separate and independent plan from the Sub Plans.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Unfunded Status of the Plan. The Plan is unfunded. A Participant’s Account shall represent at all times an unfunded and unsecured contractual obligation of the Company. Each Participant and each of his or her beneficiaries will be unsecured creditors of the Company with respect to all obligations owed to any of them under the Plan. Amounts payable under the Plan will be satisfied solely out of the general assets of the Company subject to the claims of its creditors. A Participant and his or her beneficiaries will not have any interest in any fund or in any specific asset of the Company of any kind by reason of any return credited to him or her hereunder, nor shall the Participant or any of his or her beneficiaries or any other person have any right to receive any payment or distribution under the Plan except as, and to the extent, expressly provided in the Plan. The Company will not segregate any funds or assets to provide for the distribution in respect of an Account or issue any notes or security for the payment thereof. Any reserve or other asset that the Company may establish or acquire to assure itself of the funds to provide payments required under the Plan shall not serve in any way as security to any Participant or any beneficiary of a Participant for the performance of the Company under the Plan. Notwithstanding the foregoing, the Company, in its sole discretion, may contribute funds as it deems appropriate to a grantor trust for the purpose of paying benefits under the Plan. Such trust may or may not be irrevocable (as determined by the Company), but assets of the trust shall be subject to the claims of creditors of the Company. Such grantor trust shall not in any event locate or transfer its assets to a location outside the United States, nor shall it provide that assets will be restricted to the provision of benefits payable under the Plan in the event of a change in the Company’s financial health. To the extent that any benefits provided under the Plan actually are paid from the trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company. A Participant and his or her beneficiaries shall have no security interest in any such grantor trust.

Section 8.02 ERISA Status of the Plan. The Plan is a retention plan and is not intended to be subject to ERISA, and it shall be operated and interpreted consistent with such intent.

Section 8.03 No Right to Continued Employment. Neither the Plan nor any action taken or omitted to be taken pursuant to or in connection with the Plan shall be deemed to (i) create or confer on a Participant any right to be retained in the employ of the Company, (ii) interfere with or limit in any way the Company’s right to terminate the employment of a Participant at any time or (iii) confer on a Participant any right or entitlement to compensation in any specific amount for any future Fiscal Year. In addition, an Eligible Executive’s eligibility for an Award for a given Fiscal Year shall not be deemed to create or confer on the Participant any right to an Award, or any benefit or payment in any similar plan or program that may be established by the Company, in respect of any future Fiscal Year.

Section 8.04 Offset Rights. Notwithstanding any provisions of the Plan to the contrary, the Company may offset against any payments that would have otherwise been made to a Participant under the Plan by (i) any amounts which such Participant may owe to the Company, or (ii) any amounts paid by the Company or an Affiliate to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration or lawsuit of which such Participant was the subject.

Section 8.05 Section 409A. THE PLAN IS INTENDED TO FALL WITHIN THE “SHORT-TERM DEFERRAL” EXCEPTION OF SECTION 1.409A-1(b)(4) OF THE TREASURY REGULATIONS AND SHALL BE INTERPRETED AND ADMINISTERED IN ACCORDANCE WITH SUCH INTENT.

Section 8.06 Successors. The obligations of the Company under this Plan shall be binding upon the successors of the Company.

Section 8.07 Governing Law. The Plan shall be subject to and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law rule or principle that might otherwise refer the interpretation of the Plan to the substantive law of another jurisdiction. All disputes under the Plan shall be subject to final and binding arbitration in accordance with the Company’s arbitration policy, as in effect from time to time.

Section 8.08 Construction. The headings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of any provision hereof. Use of one gender includes the other, and the singular and plural include each other.

Section 8.09. EESA Compliance. Notwithstanding anything herein to the contrary, to the extent that a Participant and an Award are subject to Section 111 of the Emergency Economic Stabilization Act of 2008 and any regulations or interpretations that may from time to time be promulgated thereunder (“EESA”), then any payment of any kind provided for by the Award must comply with EESA, and the Plan shall be interpreted to so comply. If the making of any payment pursuant to the Award would violate EESA, or if the making of such payment may in the judgment of the Company limit or adversely impact the ability of the Company to participate in, or the terms of the Company’s participation in, the Troubled Asset Relief Program, the Capital Purchase Program, or to qualify for any other relief under EESA, the Participant shall be deemed to have waived his or her right to such payment. Notwithstanding any provision of this Plan to the contrary, an Award is subject to forfeiture or repayment if the Award is based on performance metrics that are materially inaccurate. On or prior to the applicable Award Date, each Participant will grant to the U.S. Treasury and the Company a waiver releasing the U.S. Treasury and the Company from any claims that Participant may otherwise have as a result of the issuance of any regulations that adversely modify the terms of an Award that would not otherwise comply with the executive compensation and corporate governance requirements of EESA or any securities purchase agreement or other agreement entered into between the Company and the U.S. Treasury pursuant to EESA.